Glowpoint, Inc. to Present at the 12th Annual LD Micro Main Event on December 11, 2019

DENVER, CO, November 21, 2019 (GLOBE NEWSWIRE) -- Glowpoint, Inc. (NYSE American: GLOW) ("Glowpoint" or the "Company"), through its wholly-owned subsidiary, Oblong Industries, Inc., provides innovative technologies that drive the next generation of visual and data collaboration, announced today that its President and CEO, Pete Holst, is scheduled to present at the 12th Annual LD Micro Main Event investor conference on Wednesday, December 11, 2019 at 1:20 pm PST at the Luxe Sunset Boulevard Hotel in Los Angeles, California. The conference will be held December 10-12, 2019.

In addition, members of the Company’s management will be available during the day on December 11th for one-on-one meetings. For more information about the conference or to schedule a one-on-one meeting with management, please contact david@ldmicro.com or visit the conference website at www.ldmicro.com.

The presentation will be webcast and is open to registrants of the conference. The Company will make the link to the webcast available to the public on its website, www.glowpoint.com, on the day of the presentation. An audio recording of the Company's group presentation will be available at http://wsw.com/webcast/ldmicro17/glow/ and on the Company’s website at www.glowpoint.com for 90 days following the live presentation. In addition, a copy of Glowpoint’s investor deck is available on the Company’s website at www.glowpoint.com.

About LD Micro

LD Micro was founded in 2006 with the sole purpose of being an independent resource in the microcap space. What started out as a newsletter highlighting unique companies has transformed into several influential events annually (Invitational, Summit and Main Event). In 2015, LD Micro launched ldmicro.com as a portal to provide exclusive intraday information on the entire sector, including the first pure microcap index (LDMi), which covers stocks in North America with market capitalizations between $50 million to $300 million.

About Glowpoint

Glowpoint, Inc. (NYSE American: GLOW), through its wholly-owned subsidiary, Oblong Industries, Inc. ("Oblong"), provides innovative technologies that enhance the way people work, create, and communicate. With roots in more than two decades of research at the MIT Media Lab, Oblong’s flagship product Mezzanine™ is the technology platform defining the next era of computing: multi-stream, concurrent multi-user, multi-screen, multi-device, and multi-location for dynamic and immersive visual collaboration. Oblong is headquartered in Los Angeles, California. To learn more please visit www.oblong.com, and connect via Twitter, Facebook, LinkedIn, and Instagram.

Our customers include Fortune 500 and 1000 companies, along with small and medium sized enterprises in a variety of industries, and we supply Oblong’s Mezzanine™ systems to Fortune 500 enterprise customers and reseller partners.

Additionally, Glowpoint’s IT Service Management solutions provide a comprehensive suite of automated and concierge applications to simplify the user experience and expedite the adoption of video as the primary means of collaboration.

Investor Relations Contact:

Brett Maas
Hayden IR, LLC
brett@haydenir.com
646-536-7331